EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of ATS Medical, Inc., for the registration of 11,063,831 shares of common stock and to the incorporation by reference therein of our report dated March 6, 2006, except for Note 7, as to which the date is July 13, 2006, with respect to the consolidated financial statements and schedule of ATS Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Minneapolis, Minnesota
January 15, 2009

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